UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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CNO FINANCIAL GROUP, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CNO Financial Group, Inc.
11825 North Pennsylvania Street
Carmel, Indiana  46032

PERSONAL SOLICITATION MATERIALS RELATING TO
THE ANNUAL MEETING OF SHAREHOLDERS OF
 CNO FINANCIAL GROUP, INC.
TO BE HELD ON MAY 8, 2013

May 1, 2013

In its report related to the Annual Meeting of Shareholders of CNO Financial Group, Inc. (“CNO”) to be held on May 8, 2013, ISS Proxy Advisory Services (“ISS”) is recommending a vote against Michael Tokarz, a CNO director since 2003 and one of the nine CNO directors nominated for re-election to the Board of Directors.  The ISS report includes recommendations FOR each of the other incumbent CNO directors and FOR each of the other proposals being presented by CNO at the Annual Meeting.  ISS indicates that it considers Mr. Tokarz to be “overboarded” by reason of his role with MVC Capital, Inc. (a business development company) (closed end fund) and as a director of more than three public companies.  CNO strongly disagrees with the ISS recommendation regarding Mr. Tokarz for the following reasons:

•	Management and the Board are strongly in favor of the re-election of Mr. Tokarz as he is a valuable and engaged member of the Board.

•	Mr. Tokarz, along with the rest of the Board, has been instrumental in CNO’s strong shareholder value performance in 2012/2013.

•
There have been no changes in Mr. Tokarz’s role with MVC Capital, Inc. or his other directorships for the past three years.  ISS recommended a vote FOR his re-election to the CNO Board in each of the past three years.

•
ISS has changed their voting recommendation from prior years with respect to the nomination of Mr. Tokarz at CNO based on their policy that CEOs of public companies should not serve on more than three boards in total.

•
Mr. Tokarz is chairman of MVC Capital, Inc. (“MVC”), a publicly–traded business development company (closed end fund) and has been designated as its principal executive officer.   MVC has no employees and Mr. Tokarz receives no compensation directly from MVC for serving as its chairman.  As a business development company, the activities of MVC are managed by a privately owned registered investment adviser with which Mr. Tokarz is affiliated.  The day-to-day commitments of Mr. Tokarz’s role with MVC Capital are not comparable to, and do not involve the same time commitment that would be required of, the CEO of a traditional public “operating” company.  Accordingly, CNO believes that it is inappropriate to apply the ISS policy regarding the number of outside boards on which CEOs should serve to Mr. Tokarz.

•
Mr. Tokarz has a high attendance record, participating in more than 30 CNO Board and committee meetings in 2012 (more than 91% of all meetings), and he made important contributions to the recapitalization and many other significant actions taken by CNO during the past year.

•
Mr. Tokarz chairs the Governance and Nominating Committee, which has been instrumental in bringing in several high profile new Board members in the past two years with Fred Sievert and Bob Greving joining the CNO Board in 2011 and Ellyn Brown and Nina Henderson joining the CNO Board in 2012.

•	Mr. Tokarz has valuable experience and background (see proxy statement) including banking, private equity, corporate finance, and corporate governance expertise.

•	Glass Lewis is recommending a vote FOR the re-election of Mr. Tokarz.